Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of News Corporation (Form F-3 No. 333-106837) and of Fox Entertainment Group, Inc. (Form S-3 No. 333-106837) and to the incorporation by reference therein of our report dated August 11, 2004, with respect to the consolidated financial statements of Fox Entertainment Group, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2004 and News Corporation’s Annual Report (Form 8-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 23, 2004